Exhibit 10.1
RAMCO-GERSHENSON PROPERTIES TRUST
Restricted Share Award Agreement
Under 2008 Restricted Share Plan for Non-Employee Trustees
Participant Name:
Grant Date:
Restricted Shares Granted:
     This Restricted Share Award Agreement (the “Award Agreement”), dated as of the Grant Date specified above, is entered into by and between Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Trust”), and ___(the “Participant”). Capitalized terms not defined herein have the meanings ascribed to such terms in the 2008 Restricted Share Plan for Non-Employee Trustees, as amended from time to time (the “Plan”).
     1. The Award. The Trust hereby grants the Restricted Shares set forth above (the “Award”) to the Participant, as of the Grant Date, pursuant to and subject to all of the terms and conditions of this Award Agreement and the Plan, the provisions of which are incorporated herein. A copy of the Plan is on file in the office of the Trust. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
     2. Restricted Shares and Vesting. Each Restricted Share granted hereunder represents the right of the Participant to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common beneficial interest, par value $0.01, of the Trust (“Common Stock”). As of the date hereof and until the date such Restricted Shares are vested, or are terminated or forfeited in accordance with this Award Agreement, the Participant shall be entitled to all the rights of a holder of Common Stock as if the outstanding Restricted Shares were so vested, including the right to vote and to receive dividends. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in anyway encumber any of the Restricted Shares prior to vesting, except as otherwise permitted by the Plan.
     Prior to vesting, at the Trust’s election, the shares of Common Stock relating to such Restricted Shares will either be represented in book-entry form by the transfer agent for the Common Stock or by a certificate held by the Trust or such transfer agent. Any certificate relating to the Restricted Shares shall be registered in the name of the Participant and shall bear an appropriate legend referring to the applicable terms, conditions and restrictions.
     Subject to the terms and conditions set forth herein, the Restricted Shares shall vest in three equal installments on each of the first, second and third anniversaries of the Grant Date, or if such anniversary is not a trading day, the trading day next preceding such anniversary (“Vesting Date”). As soon as practicable after vesting, but no later than the date that is 2 1/2 months after the end of the Participant’s tax year in which the Vesting Date occurs, the Trust shall deliver certificate(s) (or cause delivery in book-entry form) representing the shares of Common Stock vested as of such period to the Participant or its designee. Such certificate, if any, shall be registered in the name of the Participant or as otherwise permitted by the Plan.

     3. Forfeitures. Except by reason of death or Disability or as determined by the Compensation Committee of the Board (the “Committee”) or the Board at any time, upon the failure of the Participant to be a member of the Board for any reason, all unvested Restricted Shares shall be forfeited by the Participant to the Trust without the payment of any consideration by the Trust. Upon forfeiture, the Trust shall cancel, or cause the transfer agent to cancel, the stock certificate or book-entry relating to the unvested Restricted Shares.
     4. Tax Withholding Obligation. If upon the Grant Date, Vesting Date or other applicable date there shall be payable by the Trust or an affiliate of the Trust any statutory minimum income and/or other tax withholding, in the Trust’s discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied by the Trust withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Trust determines has a Fair Market Value sufficient to meet such tax withholding obligations. In the Trust’s discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Participant to tender shares of Common Stock to the Trust subsequent to receipt of such shares in respect of an Award. The Trust is permitted to defer issuance of shares under the Plan until reimbursement or payment by the Participant to the Trust or an affiliate of the Trust of the amount of any such tax.
     The Participant is ultimately liable and responsible for all taxes owed by such Participant in connection with the Award, regardless of any action the Trust takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Restricted Shares or the subsequent sale of any of the shares of Common Stock underlying the Restricted Shares that vest. The Trust does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant’s tax liability.
     5. Rights of Participant. The Award does not confer on the Participant any right to continue as a trustee of the Board.
     6. Registration. The Trust does not currently have an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. As such, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Trust will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.
     7. Section 83(b) Election. Any Participant making an election under section 83(b) of the Code for the immediate recognition of income attributable to a grant of Restricted Shares must provide a copy thereof to the Trust within 10 days of the filing of such election with the Internal Revenue Service.
     8. Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.

          IN WITNESS WHEREOF, this Award Agreement is duly authorized as of the date first above written.

RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust

By:
Title:

PARTICIPANT

By: